Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175021 and 333-176139 on Form S-3 and Registration Statement Nos. 333-61969, 333-170451, 333-82787, 333-63264, 333-125697, 333-170448 and 333-170452 on Form S-8 of our reports dated February 25, 2014, relating to the consolidated financial statements and consolidated financial statement schedules of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 25, 2014